CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006 accompanying the consolidated financial statements and managements assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2005 incorporated by reference to the Registration Statement on Form S-4 for Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corporation. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
April 18, 2006